Exhibit 99.1

Applied Optoelectronics Announces Pricing of $70,000,000 of Convertible Senior Notes due 2024

SUGAR LAND, Texas, February 28, 2019— Applied Optoelectronics, Inc. (NASDAQ: AAOI) (“AOI”) announced today that it has priced its previously announced offering of $70,000,000 aggregate principal amount of 5.00% Convertible Senior Notes due 2024 (the “Notes”) in an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  AOI also granted the initial purchasers of the Notes an option to purchase up to an additional $10,500,000 aggregate principal amount of the Notes.

The sale of the Notes to the initial purchasers is expected to settle on March 5, 2019, subject to customary closing conditions, and is expected to result in approximately $66.3 million in net proceeds to AOI (or approximately $76.4 million if the initial purchasers fully exercise their option to purchase additional Notes). AOI intends to use approximately $38.3 million of the net proceeds from the offering to fully repay its capital expenditure loan and real estate term loan with Branch Banking and Trust Company and to use the remainder for general corporate purposes.

The Notes will be AOI’s senior, unsecured obligations and will be equal in right of payment with AOI’s existing and future senior, unsecured indebtedness, senior in right of payment to AOI’s existing and future indebtedness that is expressly subordinated to the Notes and effectively subordinated to AOI’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness.  The Notes will bear interest at a rate of 5.00% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2019. The Notes will mature on March 15, 2024, unless earlier repurchased, redeemed or converted. The Notes will be fully and unconditionally guaranteed, on a senior, unsecured basis, by certain of AOI’s future domestic subsidiaries.

The Notes will be convertible at the option of holders of the Notes at any time until the close of business on the scheduled trading day immediately preceding the maturity date. Upon conversion, holders of the Notes will receive shares of the Company’s common stock, together, if applicable, with cash in lieu of any fractional share, at the then-applicable conversion rate. The initial conversion rate will be 56.9801 shares of AOI common stock per $1,000 principal amount of Notes (representing an initial conversion price of approximately $17.55 per share of AOI common stock), subject to customary adjustments. If a make-whole fundamental change (as defined in the indenture governing the Notes) occurs, and in connection with certain other conversions, AOI will in certain circumstances increase the conversion rate for a specified period of time.

Holders may require AOI to repurchase their Notes upon the occurrence of a fundamental change (as defined in the indenture governing the Notes) at a cash purchase price equal to the principal amount thereof plus accrued and unpaid interest, if any.  AOI may not redeem the Notes prior to March 15, 2022.  On or after March 15, 2022, AOI may redeem for cash all or part of the Notes if the last reported sale price per share of AOI’s common stock exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date AOI sends the related redemption notice; and (ii) the trading day immediately before the date AOI sends such redemption notice.  The redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The offer and sale of the Notes and the shares of AOI’s common stock issuable upon conversion of the Notes have not been registered under the Securities Act, and the Notes and such shares may not be offered or sold without registration or an applicable exemption from the registration requirements of the

Securities Act and applicable state or other jurisdictions’ securities laws, or in transactions not subject to those registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of the Notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer, if at all, will be made only pursuant to Rule 144A under the Securities Act.

Forward-Looking Information

This press release contains forward-looking statements regarding AOI’s expectations concerning the offering of the Notes. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations, which could cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include but are not limited to: risks and uncertainties related to the capital markets generally; whether AOI will be able to consummate the offering; satisfaction of customary closing conditions with respect to the offering of the Notes; the anticipated use of net proceeds of the offering of the Notes which could change as a result of market conditions or for other reasons; and other risks and uncertainties described more fully in the company’s documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact the company’s business are set forth in the “Risk Factors” section of the company’s quarterly and annual reports on file with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “could,” “would,” “target,” “seek,” “aim,” “believe,” “predicts,” “think,” “objectives,” “optimistic,” “new,” “goal,” “strategy,” “potential,” “is likely,” “will,” “expect,” “plan” “project,” “permit” or by other similar expressions that convey uncertainty of future events or outcomes. You should not rely on forward-looking statements as predictions of future events. All forward-looking statements in this press release are based upon information available to AOI as of the date hereof, and qualified in their entirety by this cautionary statement. Except as required by law, AOI assumes no obligation to update forward-looking statements for any reason after the date of this press release to conform these statements to actual results or to changes in the company’s expectations.

About Applied Optoelectronics

Applied Optoelectronics Inc. (AOI) is a leading developer and manufacturer of advanced optical products, including components, modules and equipment. AOI’s products are the building blocks for broadband fiber access networks around the world, where they are used in the internet datacenter, CATV broadband, telecom and FTTH markets. AOI supplies optical networking lasers, components and equipment to tier-1 customers in all four of these markets. In addition to its corporate headquarters, wafer fab and advanced engineering and production facilities in Sugar Land, TX, AOI has engineering and manufacturing facilities in Taipei, Taiwan and Ningbo, China.